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                                                                   EXHIBIT 12.01

                            SOUTHWEST GAS CORPORATION

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)


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
                                                       FOR THE YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------------
                                            2001        2000        1999        1998        1997
                                          --------    --------    --------    --------    --------
1. Fixed charges:
  A) Interest expense                     $ 80,139    $ 70,659    $ 63,110    $ 63,416    $ 63,247
  B) Amortization                            1,886       1,564       1,366       1,243       1,164
  C) Interest portion of rentals             9,346       8,572       8,217       7,531       6,973
  D) Preferred securities distributions      5,475       5,475       5,475       5,475       5,475
                                          --------    --------    --------    --------    --------
    Total fixed charges                   $ 96,846    $ 86,270    $ 78,168    $ 77,665    $ 76,859
                                          ========    ========    ========    ========    ========

2. Earnings (as defined):
  E) Pretax income from
    continuing operations                 $ 56,741    $ 51,939    $ 60,955    $ 83,951    $ 21,328
  Fixed Charges (1. above)                  96,846      86,270      78,168      77,665      76,859
                                          --------    --------    --------    --------    --------
    Total earnings as defined             $153,587    $138,209    $139,123    $161,616    $ 98,187
                                          ========    ========    ========    ========    ========

 3. Ratio of earnings to fixed charges        1.59        1.60        1.78        2.08        1.28
                                          ========    ========    ========    ========    ========
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